Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On October 14, 2022 (the “Closing Date”), Nikola Corporation, a Delaware corporation (“Nikola”), completed the previously announced acquisition of Romeo Power, Inc., a Delaware corporation (“Romeo”), pursuant to the Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of July 30, 2022, by and among Nikola, Romeo, and J Purchaser Corp., a Delaware corporation and a wholly owned subsidiary of Nikola (the “Purchaser”).

The merger will be accounted for using the acquisition method of accounting for business combinations under the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations, with Nikola representing the accounting acquirer under this guidance. The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation S-X.

The following unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022, and the year ended December 31, 2021, give pro forma effect to the merger as if it had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of September 30, 2022, gives pro forma effect to the merger as if it was completed on September 30, 2022.

The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;

•

the audited historical financial statements and the unaudited historical financial statements of each of Nikola and Romeo as of and for the year ended December 31, 2021, and as of and for the nine months ended September 30, 2022, respectively;

•	the related notes thereto

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined financial condition or results of operations would have been had the merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined companies. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined financial statements should be read in conjunction with the section titled “Notes To Unaudited Pro Forma Condensed Combined Financial Statements”.

The purchase price of the merger will be allocated to the assets acquired and liabilities assumed based upon their fair values as of the closing date; any excess value of the acquired net assets over the estimated consideration will be recognized as bargain purchase.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AT SEPTEMBER 30, 2022

(in thousands, except share and per share data)

	Historical		Reclassification Adjustments (Note 5(A))	Ref		Transaction Accounting Adjustments (Note 5)	Ref		Pro Forma Combined
	As of
	September 30, 2022	September 30, 2022
	Nikola Corporation	Romeo Power
Assets
Current assets
Cash and cash equivalents	$315,731	$4,326	$—			$—			$320,057
Restricted cash and cash equivalents	600	—	—			—			600
Accounts receivable, net	37,662	17,574	—			(16,795)	(F	)	38,441
Inventory	81,069	46,327	—			—			127,396
Prepaid inventories	—	299	(299)	(i	)	—			—
Prepaid expenses and other current assets	51,858	3,932	299	(i	)	(21,991)	(F	)	34,098

Total current assets	$486,920	$72,458	$—			$(38,786)			$520,592

Restricted cash and cash equivalents	87,459	1,500	—			—			88,959
Long-term deposits	37,161	—	—			—			37,161
Property, plant and equipment, net	365,049	12,896	4,054	(ii	)	(810)	(C	)	381,189
Intangible assets, net	93,609	—	—			—			93,609
Investment in affiliates	76,505	10,000	—			—			86,505
Operating lease right-of-use assets	—	21,987	(21,987)	(iii	)	—			—
Finance lease right-of-use assets	—	4,054	(4,054)	(ii	)	—			—
Goodwill	5,238	—	—			—			5,238
Deferred assets	—	5,018	(5,018)	(iv	)	—
Prepayment - long-term supply agreement	—	64,703	—			—			64,703
Insurance receivable	—	6,000	(6,000)	(v	)	—			—
Other assets	7,484	1,958	33,005	(iii	)-(v)	1,125	(C	)	43,572

Total assets	$1,159,425	$200,574	$—			$(38,471)			$1,321,528

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	92,511	14,889	—			(16,795)	(F	)	90,605
Accrued expenses and other current liabilities	170,707	13,312	1,934	(vi	)-(viii)	877	(B	)	196,495
						10,163	(E	)
						(498)	(F	)
Contract liabilities	—	521	(521)	(vi	)	—			—
Operating lease liabilities, current	—	772	(772)	(vii	)	—			—
Debt and finance lease liabilities, current	14,357	11,189	—			(10,000)	(F	)	15,546
Other current liabilities	—	641	(641)	(viii	)	—			—

Total current liabilities	$277,575	$41,324	$—			$(16,253)			$302,646

Long-term debt and finance lease liabilities, net of current portion	283,258	—	2,054	(ix	)	—			285,312
Finance lease liabilities, net of current portion	—	2,054	(2,054)	(ix	)	—			—
Operating lease liabilities	5,410	22,340	—			—			27,750
Warrant liability	791	11	—			—			802
Other long-term liabilities	28,349	—	6,000	(x	)	3,507	(B	)	37,856
Legal settlement payable	—	6,000	(6,000)	(x	)	—			—
Deferred tax liabilities, net	13	—	—			—			13

Total liabilities	$595,396	$71,729	$—			$(12,746)			$654,379

Stockholders’ equity
Preferred Stock, $0001 par value, 150,000,000 shares authorized, no shares issued and outstanding as of September 30, 2022	—	—	—			—			—
Common stock, $0.0001 par value, 600,000,000 shares authorized, 455,205,699 shares issued and outstanding as of September 30, 2022	46	—	—			2	(B	)	48
Common stock, $0.0001 par value, 250,000,000 shares authorized, 186,080,462 shares issued and outstanding at September 30, 2022	—	19	—			(19)	(B	)	—
Additional paid-in capital	2,379,191	505,331	—			(408,528)	(B	)	2,468,709
						(7,285)	(E	)
Accumulated other comprehensive loss	(2,424)	—	—			—			(2,424)
Accumulated deficit	(1,812,784)	(376,505)	—			376,505	(B	)	(1,799,184)
						27,971	(D	)
						(2,878)	(E	)
						(11,493)	(F	)

Total stockholders’ equity	$564,029	$128,845	$—			$(25,725)			$667,149

Total liabilities and stockholders’ equity	$1,159,425	$200,574	$—			$(38,471)			$1,321,528

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2021

(In thousands, except share and per share data)

	Historical		Transaction Accounting Adjustments (Note 6)	Ref	Pro Forma Combined
	For Year Ended
	December 31, 2021	December 31, 2021
	Nikola Corporation	Romeo Power
Revenues
Service revenues	$—	$4,413	$(2,588)	(AA)	$1,825
Product revenues	—	12,391	(7,595)	(AA)	4,796

Total revenues	$—	$16,804	$(10,183)		$6,621
Cost of revenues
Service cost	—	3,786	(2,203)	(AA)	1,583
Product cost	—	34,366	(21,088)	(AA)	13,301
			23	(DD)

Total cost of revenues	$—	$38,152	$(23,268)		$14,884

Gross loss	—	(21,348)	13,085		(8,263)
Operating expenses
Research and development	292,951	15,260	12,971	(AA)	321,276
			94	(DD)
Selling, general, and administrative	400,575	80,687	10,163	(CC)	491,442
			605	(DD)
			(588)	(EE)

Total operating expenses	$693,526	$95,947	$23,245		$812,718

Loss from operations	(693,526)	(117,295)	(10,160)		(820,981)
Other income (expense):
Interest expense, net	(481)	(44)	—		(525)
Revaluation of warrant liability	3,051	126,447	—		129,498
Gain from extinguishment of PPP loans	—	3,342	—		3,342
Other income, net	4,102	259	—		4,361
Gain on bargain purchase	—	—	27,971	(BB)	27,971

(Loss) income before income taxes and equity in net loss of affiliates	$(686,854)	$12,709	$17,811		$(656,334)
Income tax expense	4	7	—		11

(Loss) income before equity in net loss of affiliates	$(686,858)	$12,702	$17,811		$(656,345)
Equity in net loss affiliates	(3,580)	(2,671)	—		(6,251)

Net (loss) income	$(690,438)	$10,031	$17,811		$(662,596)

Net (loss) income per share:
Basic	$(1.73)	$0.08		Note 7	$(1.57)
Diluted	$(1.74)	$0.07		Note 7	$(1.58)
Weighted average shares outstanding:
Basic	398,655,081	132,023,930		Note 7	420,725,359
Diluted	398,784,392	135,340,962		Note 7	420,854,670

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(In thousands, except share and per share data)

	Historical
	Nine Months Ended
	September 30, 2022	September 30, 2022
	Nikola Corporation	Romeo Power	Transaction Accounting Adjustments (Note 6)	Ref	Pro Forma Combined
Revenues
Truck sales	$41,236	$—	$—		$41,236
Service and other	3,026	288	(51)	(AA)	3,263
Product revenues	—	38,744	(34,134)	(AA)	4,610

Total revenues	$44,262	$39,032	$(34,185)		$49,109
Cost of revenues
Truck sales	100,861	—	—		100,861
Service and other	2,396	232	(44)	(AA)	2,584
Product cost	—	81,720	(47,063)	(AA)	33,928
			(729)	(DD)

Total cost of revenues	$103,257	$81,952	$(47,836)		$137,373
Gross loss	(58,995)	(42,920)	13,651		(88,264)
Operating expenses
Research and development	204,346	18,504	12,560	(AA)	234,714
			(696)	(DD)
Selling, general and administrative	289,916	61,077	(3,844)	(DD)	347,145
			(4)	(EE)
Long-lived assets impairment charge	—	22,300	—		22,300
Acquisition of in-process research and development	—	35,402	—		35,402

Total operating expenses	$494,262	$137,283	$8,016		$639,561

Loss from operations	(553,257)	(180,203)	5,635		(727,825)
Other income (expense):
Interest expense, net	(10,754)	(178)	—		(10,932)
Revaluation of warrant liability	3,493	1,515	—		5,008
Equity method investment impairment charge	—	(25,000)	—		(25,000)
Other income (expense), net	4,423	(832)	—		3,591

Loss before income taxes and equity in net loss of affiliate	$(556,095)	$(204,698)	$5,635		$(755,158)
Income tax expense	3	—	—		3

Loss before equity in net loss of affiliates	$(556,098)	$(204,698)	$5,635		$(755,161)
Equity in net loss of affiliates	(6,074)	(271)	—		(6,345)

Net loss	$(562,172)	$(204,969)	$5,635		$(761,506)

Net loss per share:
Basic	$(1.32)	$(1.28)		Note 7	$(1.70)
Diluted	$(1.32)	$(1.28)		Note 7	$(1.70)
Weighted average shares outstanding:
Basic	426,382,736	160,643,218		Note 7	448,453,014
Diluted	426,382,736	160,643,218		Note 7	448,453,014

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is presented to illustrate the pro forma effects of the merger. Nikola’s historical financial information is derived from Nikola’s unaudited consolidated balance sheet as of September 30, 2022, audited consolidated statement of operations for the fiscal year ended December 31, 2021, and unaudited consolidated statement of operations for the nine months ended September 30, 2022, all of which were prepared in accordance with U.S. GAAP.

Romeo’s historical financial information is derived from Romeo’s unaudited consolidated balance sheet as of September 30, 2022, audited consolidated statement of operations for the fiscal year ended December 31, 2021, and unaudited consolidated statement of operations for the nine months ended September 30, 2022, all of which were prepared in accordance with U.S. GAAP.

The unaudited pro forma condensed combined financial information is preliminary, presented solely for informational purposes and does not purport to represent what the combined statements of operations or balance sheet would have been had the merger been consummated for the periods or dates indicated, nor is it necessarily indicative of the combined company future consolidated results of operations or financial position. The actual results reported in periods following the merger may differ significantly from those reflected in these unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma adjustments and actual amounts, cost savings or associated costs to achieve such savings from operating efficiencies, synergies, debt refinancing, or other restructuring that may result from the merger, but for which are not reflected herein.

As part of preparing these unaudited pro forma condensed combined financial statements, Management has recorded reclassifications of Romeo’s information to align Romeo and Nikola’s financial statement presentation. Based on its initial analysis, we did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. Nikola will conduct a final review of Romeo’s accounting policies to determine if further differences in accounting policies require adjustment between the two entities and if further reclassifications are considered necessary. Refer to Note 5A for the reclassification adjustment descriptions.

Note 2 – Description of the Business Combination

On July 30, 2022, Nikola entered into the merger agreement, among Nikola, the Purchaser and Romeo. The share consideration is an exchange of each outstanding share of Romeo common stock par value of $0.0001 for Nikola common stock equal to 0.1186 of a share of Romeo common stock (the “Exchange Ratio”). The following summarize the total share consideration:

Share Consideration

(in thousands, except per share amounts)
Nikola shares transferred at closing	22,070.278
Value per share	$3.06

Total Share Consideration	$67,535

Pursuant to the merger agreement, at the Closing Date, the merger consideration consists of the following terms:

(i) each share of Romeo common stock held as treasury stock or held or owned by Romeo, Nikola, Purchaser or any subsidiary of Romeo immediately prior to the effective time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) each share of Romeo common stock and Romeo preferred stock outstanding immediately prior to the effective time (other than shares of Romeo common stock and Romeo preferred stock held as treasury stock or held or owned by Romeo, Nikola, Purchaser or any subsidiary of Romeo immediately prior to the completion of the merger) shall be converted solely into the right to receive a number of validly issued, fully paid and non-assessable shares of Nikola common stock equal to the exchange ratio described in more detail above;

(iii) each option to purchase shares of Romeo common stock that is outstanding and unexercised immediately prior to the effective time, whether under the 2020 plan, predecessor plan or otherwise and whether or not vested or exercisable, shall be cancelled and extinguished without the right to receive any consideration.

(iv) each Romeo restricted stock unit (“RSU”) and Romeo performance stock unit (“PSU”) that is outstanding and has not been settled immediately prior to the effective time, whether under the 2020 plan, the predecessor plan or otherwise and whether vested or unvested, shall be converted into and become RSU, as applicable, which would settle for shares of Nikola common stock. The number of shares of Nikola common Stock subject to each Romeo RSU or Romeo PSU assumed by Nikola will be determined by multiplying (a) the number of shares of Romeo common stock that were subject to such Romeo RSU or Romeo PSU, as in effect immediately prior to the effective time, by (b) the exchange ratio and rounding the resulting number down to the nearest whole number of shares of Nikola common stock.

(v) each Romeo warrant that is outstanding and unexercised immediately prior to the completion of the merger shall be converted into and become warrants to purchase Nikola common stock determined by multiplying the number of shares of Romeo common stock that were subject to such Romeo warrant by the exchange ratio (with the per share exercise price for the Nikola common stock issuable upon exercise of each warrant assumed by Nikola determined by dividing the per share exercise price of Romeo common stock subject to such warrant by the exchange ratio), and Nikola shall assume each such warrant in accordance with its terms.

On July 30, 2022 (“Loan Effective Date”), Nikola (the “Lender”) and Romeo (the “Borrower”) entered into a financing agreement that provides for a liquidity support senior secured debt facility in an aggregate principal amount of up to $30.0 million with (a) up to $15.0 million (limited to $5.0 million per month) to be advanced on a biweekly basis from the Loan Effective Date through October 30, 2022 and (b) up to $15.0 million, if necessary (limited to $5.0 million per month), to be advanced on a monthly basis through January 30, 2023. Pursuant to the agreement, loans under the facility may be made until in the earlier of (a) six months from the date of the execution and delivery of the merger agreement and the financing agreement and (b) the date of the termination of the merger agreement. All amounts outstanding under the facility will be due upon the earlier of (a) the date that is the six-month anniversary of the termination of the merger agreement and (b) June 30, 2023, which is the six-month anniversary of the End Date (as defined in the Merger Agreement), subject to acceleration upon the occurrence of certain events set forth in the financing agreement. Additionally, interest will be accrued based on the outstanding principal balance with an interest rate at the secured overnight financing rate also known as (“SOFR”) plus 8.0%. Upon closing the merger, the Lender will forgive and discharge the aggregate principal amount as such date and include it in the estimated purchase price. In addition, the Lender agreed to provide an incremental senior secured debt financing of up to $20.0 million to Borrower, which may become available for borrowing on a dollar-for-dollar basis to cover the shortfall (if any) of actual increased liquidity of the Borrower, for battery packs to be purchased by the Lender through October 31, 2022. Through the Closing Date, the Lender has supported the operation of Romeo in the amount of approximately $27.9 million, representing (1) $12.5 million related to the senior secured debt facility, (2) $0.1 million related to accrued interest on the senior secured debt facility and (3) $15.3 million of a temporary battery pack delivery price. For accounting purposes, the $27.9 million in financing has been included in purchase consideration and reflected within the unaudited pro forma financial information.

The purchase consideration in these unaudited pro forma condensed combined financial statements is preliminary. See Note 3 below for further details on the preliminary purchase consideration.

Note 3 – Preliminary Purchase Consideration

On July 30, 2022, Nikola and Romeo entered into a merger agreement in which at the closing date each outstanding share of Romeo common stock is exchanged for the Exchange Ratio. Subject to the terms and conditions set forth in the Merger Agreement, each vested Romeo RSU and Romeo PSU outstanding and that has not been settled immediately prior to the Closing Date, is converted into and settled for shares of Nikola common stock. The closing price of Nikola Shares on the Closing Date, was $3.06

Additionally, the Financing Agreement resulted in loan forgiveness of approximately $27.9 million added to the purchase price, representing (1) $12.5 million related to the senior secured debt facility, (2) $0.1 million related to accrued interest on the senior secured debt facility and (3) $15.3 million of a temporary battery pack delivery price

The preliminary purchase price is as follows:

Preliminary Purchase Price Consideration

(in thousands, except per share amounts)
Number of shares of Nikola’s common stock issued	22,070,278
Share price on Closing Date	$3.06

Fair value of Share Consideration	67,535
Common stock	2
Additional paid-in capital	$67,533

Fair value of Share Consideration	$67,535
Settlement of pre-existing relationships in the form of loan forgiveness	27,922
Fair value of outstanding stock compensation awards attributable to pre-combination services	1,347

Total Preliminary Purchase Price Consideration	$96,804

The final quantification of purchase consideration may change based on receipt of more detailed information; therefore, the actual purchase consideration may differ from the pro forma amounts presented.

Note 4 – Preliminary Purchase Price Allocation

The table below represents the preliminary purchase price allocation of Romeo’s net assets after evaluation of the estimates, assumptions, valuations and other analyses as of the closing date.

The total preliminary purchase consideration as shown in the table above (Note 3) is allocated to the tangible and intangible assets and liabilities of Romeo based on their book values as if the merger had occurred on September 30, 2022, which is the assumed acquisition date for purposes of the pro forma balance sheet.

Preliminary Pro Forma Purchase Price Allocation

(in thousands)
Assets acquired:
Cash and cash equivalents	$4,326
Accounts receivable, net	17,574
Inventory	46,327
Prepaid expenses and other current assets	4,231
Restricted cash and cash equivalents	1,500
Property, plant and equipment, net	16,139
Investment in affiliates	10,000
Prepayment - long-term supply agreement	64,703
Other assets	36,088

Total assets acquired	$200,888

Liabilities assumed:
Accounts payable	14,889
Accrued expenses and other current liabilities	16,123
Debt and finance lease liabilities, current	11,189
Long-term debt and finance lease liabilities, net of current portion	2,054
Operating lease liabilities	22,340
Warrant liability	11
Other long-term liabilities	9,507

Total liabilities assumed	$76,113

Net assets acquired	$124,775

Preliminary purchase price	96,804
(Bargain Purchase Gain)	(27,971)

Bargain purchase gain represents the excess of the fair value of the underlying net assets acquired and liabilities assumed over the preliminary purchase price. This determination of bargain purchase gain is preliminary and is subject to change as additional analyses and evaluation is performed.

The determination of the final purchase price allocation will depend on a number of factors, which cannot be predicted with any certainty at this time. The final quantification of the underlying valuations may change materially based on the receipt of more detailed information; therefore, the actual allocations will likely differ from the pro forma amounts presented. Additionally, changes to purchase consideration or the fair value of the net assets acquired could result in the recognition of goodwill instead of a bargain purchase gain.

Note 5 – Transaction Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2022

Adjustments in the unaudited pro forma balance sheet as of September 30, 2022 are represented by the following:

(A) Reclassification Adjustments

The following reclassification adjustments were made to conform the presentation of Romeo’s historical consolidated balance sheet as of September 30, 2022, to Nikola’s presentation:

i) Represents an adjustment to reclassify $0.3 million related to Prepaid inventories balance to Prepaid expenses and other current assets.

ii) Represents an adjustment to reclassify $4.1 million related to Finance lease right-of-use assets to Property, plant and equipment, net.

iii) Represents an adjustment to reclassify $22.0 million related to Operating lease right-of-use assets balance to Other assets.

iv) Represents an adjustment to reclassify $5.0 million related to Deferred assets balance to Other assets.

v) Represents an adjustment to reclassify $6.0 million related to Insurance receivable balance to Other assets.

vi) Represents an adjustment to reclassify $0.5 million related to Contract liabilities balance to Accrued expenses and other current liabilities.

vii) Represents an adjustment to reclassify $0.8 million related to Operating lease liabilities, current balance to Accrued expenses and other current liabilities.

viii) Represents an adjustment to reclassify $0.6 million related to Other current liabilities balance to Accrued expenses and other current liabilities.

ix) Represents an adjustment to reclassify $2.1 million related to Finance lease liabilities, net of current portion balance to Long-term debt and finance lease liabilities, net of current portion.

x) Represents an adjustment to reclassify $6.0 million related to Legal settlement payable balance to Other long-term liabilities.

(B) Purchase Price Adjustments

This adjustment records an equity consideration of $67.5 million, a settlement of a pre-existing relationship in the form of loan forgiveness of $27.9 million, a fair value adjustment of $4.4 million related to the accrual of warranty liability and the fair value of Romeo’s restricted stock units and performance stock units on the closing date related to the pre-closing services provided by Romeo’s employees of $1.3 million resulting in a total consideration of $96.8 million. This adjustment results in an increase to Nikola common stock of $2 thousand for the par value of the shares issuance, an increase of $96.8 million to Additional paid-in capital, an increase of $0.9 million to Accrued expenses and other current liabilities and $3.5 million to Other long-term liabilities for the warranty fair value adjustments and an adjustment of $128.8 million to eliminate Romeo’s historical Shareholders’ equity.

(C) Lease Remeasurement

Represents an adjustment of $1.1 million increase to Other assets for acquired operating leases and a decrease of $0.8 million to Property, plant and equipment for acquired finance leases, to account for acquired leases as new leases under purchase accounting pursuant to US GAAP.

(D) Bargain Purchase Price

Represents the estimated gain of $28.0 million recognized in Accumulated deficit as the difference between the purchase price of $96.8 million (refer to Note 3) and the fair value of net assets acquired of $124.8 million (refer to Note 4).

(E) Transaction Costs

Represents preliminary estimated transaction costs incurred by Nikola and Romeo that are recorded as an increase of $10.2 million to Accrued expenses and other current liabilities which consists of $2.9 million and $7.3 million of Nikola and Romeo estimated transaction costs, respectively.

(F) Elimination of Related Party Balances

Represents an adjustment to eliminate the Accounts receivable balance related to a pre-existing supply agreement between Nikola and Romeo of $16.8 million with an offset to Accounts payable. This adjustment also results in a decrease of $0.5 million to Accrued expenses and other current liabilities offset with Accumulated deficit to exclude the research and development cost and previous accrual of warranty cost for battery units not yet sold to third parties as incurred from Romeo.

Additionally, represents adjustments to eliminate the senior secured debt balance and related interest accrual of $10.1 million as of September 30, 2022 from Prepaid expenses and other current assets offset with Debt and finance lease liabilities, current, and the temporary battery pack delivery price increase of $11.9 million from Prepaid expenses and other current assets offset with Accumulated deficit.

Note 6 – Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021

Adjustments in the unaudited pro forma statement of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 are represented by the following:

(AA) Elimination of Related Party Balances

Represents an adjustment to eliminate the total revenue and costs for both services and products, totaling $34.2 million and $47.1 million, respectively, for the nine months ended September 30, 2022, and $10.2 million and $23.3 million, respectively, for the year ended December 31, 2021 attributed to Romeo’s products and services with Nikola in connection with the Supply Agreement. In addition, an adjustment to research and development expense resulted in an increase of $12.6 million and $13.0 million, for the nine months ended September 30, 2022 and for the year ended December 31, 2021, respectively. This adjustment reflects costs of services and products produced by Romeo and provided to Nikola that would have been recognized as research and development on a combined basis as they were incurred prior to Nikola’s start of production.

(BB) Bargain Purchase Price

Represents an estimated gain of $28.0 million as a result of non-recurring bargain purchase price gain (refer to Note (D)).

(CC) Transaction Costs

Represents an expense of estimated non-recurring transaction costs of $10.2 million incurred by Nikola and Romeo and recognized to selling, general and administrative for the year ended December 31, 2021.

(DD) Stock-Based Compensation

Reflects the cancellation of Romeo’s outstanding and unexercised stock options immediately prior to the Closing Date which results in an acceleration of the related unrecognized compensation expense as of the closing date. This adjustment is recorded as a decrease of $0.1 million and an increase of $0.9 million of the total compensation expense related to Romeo’s stock options, for the nine months ended September 30, 2022, and for the year ended December 31, 2021, respectively, allocated to product costs, research and development, and selling, general and administrative, consistent with Nikola’s expense allocation method for share-based compensation.

In addition, the adjustment reflects the replacement of Romeo’s outstanding and unvested RSUs and PSUs immediately prior to the Closing Date, with Nikola’s RSUs as adjusted for the Exchange Ratio. The pro-forma statements include a decrease of $5.1 million and a decrease of $0.2 million in compensation expense, for the nine months ended September 30, 2022, and for the year ended December 31, 2021, respectively, related to the fair value adjustment of the replaced Romeo RSUs and PSUs as of the closing date. The adjustments were allocated to product costs, research and development, and selling, general and administrative, consistent with Nikola’s expense allocation method for share-based compensation.

(EE) Lease Remeasurement

Represents an adjustment of $0.1 million and $0.6 million for the nine months ended September 30, 2022 and for the year ended December 31, 2021, respectively, to selling, general and administrative to reflect the decrease to right-of-use asset amortization and depreciation expense with the remeasurement of operating and finance lease right-of-use assets, respectively, in accordance with purchase accounting (refer to Note (C)).

Note 7 – Net Loss per Share

Net loss per share is calculated based on the weighted average of Nikola common stock outstanding and the issuance of additional shares in connection with the merger, assuming the shares were outstanding since January 1, 2021. As the merger is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issuable relating to the merger have been outstanding for the entire periods presented. The diluted EPS calculation excludes the warrants when their effect is anti-dilutive (Nikola private placement warrants and Romeo private placement warrants and legacy warrants).

The unaudited pro forma condensed combined financial information has been prepared for the year ended December 31, 2021 and the nine months ended September 30, 2022:

Loss Per Share

(in thousands, except share and per share data)	For the 12 months ending December 31, 2021	For the 9 months ending September 30, 2022
Pro forma weighted-average shares outstanding (Basic)
Historical weighted-average shares outstanding	398,655,081	426,382,736
Number of shares of Nikola’s common stock issued at closing date	22,070,278	22,070,278

Pro forma basic weighted-average shares outstanding	420,725,359	448,453,014

Pro forma weighted-average shares outstanding (Diluted)
Historical weighted-average shares outstanding	398,655,081	426,382,736
Number of shares of Nikola’s common stock issued at closing date	22,070,278	22,070,278
Dilutive effect of common stock issuable from the assumed exercise of warrants	129,311	—

Pro forma diluted weighted-average shares outstanding	420,854,670	448,453,014

Pro forma loss per share
Pro forma net loss, basic	$(662,596)	$(761,506)
Pro forma net loss, dilutive	$(665,647)	$(761,506)

Pro forma basic loss per share	$(1.57)	$(1.70)
Pro forma diluted loss per share	$(1.58)	$(1.70)